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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 349 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 30, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers, including Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund (the “Funds”), appearing  in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

December 20, 2012